Exhibit 10(l)

                             JEFFERSON BANKSHARES, INC.

                          EXECUTIVE CONTINUITY AGREEMENT


     This Executive Continuity Agreement (the "Agreement") is made as of April 22, 1997, between JEFFERSON BANKSHARES, INC. ("Jefferson") and ALLEN T. NELSON, JR., (the "Executive"). The purpose of the Agreement is to encourage the Executive to continue employment after a Change of Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under defined circumstances after a Change of Control. This Agreement supersedes and replaces the Executive Severance Agreement dated December 6, 1993 or any similar agreements between the Executive and Jefferson.

     Section 1.     Definitions.  For purposes of this Agreement:

            (a)  "Affiliate"   means  any  corporation  that  is  directly,   or
indirectly through one or more intermediaries, controlled by Jefferson.

            (b) "Beneficiary" means the person or entity designated by the Executive, by a written instrument delivered to Jefferson, to receive any benefits payable under this Agreement in the event of the Executive's death. If the Executive fails to designate a Beneficiary, or if no Beneficiary survives the Executive, such death benefits will be paid to the Executive's estate.

            (c)     "Board" means the Board of Directors of Jefferson.

            (d)  "Change of  Control"  means an event  described  in (i),  (ii),
(iii), or (iv):

                    (i) The  acquisition  by a Group of Beneficial  Ownership of
            20% or more of the Stock of Jefferson, but excluding, for this purpose, any acquisition by Jefferson or an Affiliate, an employee benefit plan of Jefferson or an Affiliate, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Stock and voting securities of Jefferson immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Stock or combined voting power of the then outstanding voting securities of Jefferson entitled to vote generally in the election of directors, as the case may be. "Group" means any individual, entity or group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), "Beneficial Ownership" has the meaning in Rule 13d-3 promulgated under the Act, and "Stock" means the then outstanding shares of common stock of Jefferson.

                    (ii) Individuals who constitute the Board on the date of this Agreement (the "Incumbent Board") cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board will be considered a member of the Incumbent Board, excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Jefferson (as such terms are used in Rule 14a-11 promulgated under the Act).

                    (iii)  Approval  by  the  shareholders  of  Jefferson  of  a reorganization, merger or consolidation, in each case, in which the owners of the Stock of Jefferson do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock of the corporation resulting from such reorganization, merger or consolidation.

                    (iv) Approval by the shareholders of Jefferson of a complete liquidation or dissolution of Jefferson, or of the sale or other disposition of all or substantially all of the assets of Jefferson.


            (e) "Change of Control Date" means the date on which a Change of Control occurs. If a Change of Control occurs on account of a series of transactions, the Change of Control Date is the date of the last of such transactions.


            (f) "Code" means the Internal Revenue Code of 1986, as amended.

            (g) "Compensation" means the total compensation paid to the Executive by Jefferson or by any Affiliate of Jefferson which is or will be reportable as income under the Code on Internal Revenue Service Form W-2 (i) plus any amount contributed by the Executive pursuant to a salary reduction agreement and which is not includible in gross income under Code Sections 125 or 402(a)(8) or under any other program that provides for pre-tax salary reductions or compensation deferrals, and (ii) reduced by any income reportable on Form W-2 that is attributable to the exercise of any stock option. With respect to any amount which is paid at an earlier date than otherwise due because of the occurrence of a Change of Control (including through the acceleration of vesting), that amount shall be included in Compensation at the earlier of (i) the time or times when the amount would have been paid to the Executive absent a Change of Control or (ii) the termination of the Executive's employment.

            (h) "Employment Period" means the period commencing on the Change of Control Date and ending on the second anniversary of the later of the Change of Control Date or the date of closing of the corporate transaction that is the subject of the shareholder approval in Section 1(d)(iii) or (iv).

            (i) "Final Compensation" means the greater of (i) the Executive's Compensation for the 12 months immediately preceding the termination of the Executive's employment, or (ii) the Executive's Compensation for the 12 months immediately preceding the Change of Control.

            (j) "Good Reason" will exist with respect to the Executive if, without the Executive's express written consent, after a Change of Control:

                    (i) there is a material  reduction in the Executive's duties or authority after a Change of Control;

                    (ii) there is a material  adverse change in the  Executive's overall working environment after a Change of Control;

                    (iii) there is a reduction in the  Executive's  rate of base salary, incentive compensation opportunities, welfare benefits, or perquisites as in effect at the time of a Change of Control;

                    (iv) Jefferson  changes the principal  location in which the
            Executive is required to perform services from the location at which the Executive performed services as of the Change of Control; or

                    (v) a  failure  by  Jefferson  to  comply  with and  satisfy
            Section 13(b).

            (k) "Pension Plan" means the Jefferson Bankshares, Inc. Pension Plan, as amended from time to time.

            (l) "Retirement  Continuance  Benefit" means the benefit provided in
Section 4(c).

            (m)  "Salary  Continuance  Benefit"  means the  benefit  provided in
Section 4(b).

            (n) "Severance Benefit" means the sum of the Salary Continuance Benefit, the Retirement Continuance Benefit, and the Welfare Continuance Benefit.

            (o) "Severance Period" means the period beginning on the date the Executive's employment with Jefferson terminates and ending on the date two (2) years thereafter.

            (p)  "Welfare  Continuance  Benefit"  means the benefit  provided in
Section 4(d).

            (q) "Welfare Plan" means any health and dental plan, disability plan, survivor income plan, life insurance plan or any other welfare benefit plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by Jefferson or any Affiliate in which the Executive is eligible to participate.

     Section 2.     Employment After Change of Control.

     If the Executive is employed by Jefferson or an Affiliate on the Change of Control Date, Jefferson or an Affiliate will continue to employ the Executive for the Employment Period. During the Employment Period unless the Executive provides an express written consent otherwise, (A) the Executive will have such duties and such other powers which are generally consistent with the duties and powers of the Executive before the Change of Control Date and (B) the Executive's services will be performed at the location where the Executive was employed immediately preceding the Change of Control Date.

     Section 3.     Compensation During Employment Period.

            (a) During the Employment Period, the Executive will receive an annual base salary ("Annual Base Salary"), at least equal to the base salary paid or payable to the Executive by Jefferson and its Affiliates in respect of the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of Jefferson and its Affiliates. Any increase in Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary will not be reduced after any such increase.

            (b) During the Employment Period, the Executive will be entitled to participate in all incentive (including, without limitation, stock incentive), savings, retirement, split dollar life insurance plans, practices, policies and programs applicable generally to other peer executives of Jefferson and its Affiliates, but in no event will such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by Jefferson and its Affiliates for the Executive under such plans, practices, policies and program as in effect at any time during the six (6) months immediately preceding the Change of Control Date, provided that the Executive's total incentive compensation for each fiscal year during the Employment Period will be not less than the total incentive compensation paid or payable to the Executive by Jefferson and its Affiliates in respect of the fiscal year immediately preceding the Change of Control Date.

            (c) During the Employment Period, the Executive and/or the Executive's family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by Jefferson and its Affiliates (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Jefferson and its Affiliates, but in no event will such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the six (6) months immediately preceding the Change of Control Date.

            (d) During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of Jefferson and its Affiliates in effect for the Executive at any time during the six (6) months immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change of Control Date with respect to other peer executives of Jefferson and its Affiliates.

            (e) Upon a Change of Control, for purposes of the Jefferson Executive Incentive Plan ("Executive Incentive Plan") for the fiscal year in which the Change of Control occurs, Jefferson will be deemed to have achieved the level of performance as to each performance goal that is the greater of (i) the actual level of performance, or (ii) the target level of performance. If the Executive is not employed on the last day of the calendar year in which the Change of Control occurs, the Executive will receive a pro rata award payable under the Executive Incentive Plan as determined pursuant to this Section 3(c) based on the portion of the calendar year during which the Executive was employed.

     Section 4.     Benefits Upon Termination of Employment.

            (a) Subject to the provisions of section 15, the Executive will be entitled to a Salary Continuance Benefit, a Retirement Continuance Benefit, and a Welfare Continuance Benefit if (i) the employment of the Executive with Jefferson or any Affiliate is terminated for any reason by Jefferson or any Affiliate within six (6) months prior to a Change of Control or during the Employment Period, (ii) the Executive terminates his employment with Jefferson or any Affiliate for Good Reason within the Employment Period, or (iii) the Executive terminates his employment with Jefferson or any Affiliate within the thirty (30) day period beginning on the later of the one-year anniversary of the Change of Control Date or the date of closing of the corporate transaction that is the subject of the shareholder approval in Section 1(d)(iii) or (iv); which date of closing will be certified by the Company to the Executive within 30 days of the closing. Any termination by the Executive will be communicated by Notice of Termination to Jefferson given in accordance with Section 16(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicated the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specified the termination date (which date will be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance will not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

            (b) The Salary Continuance Benefit will be a lump sum payment equal to 200% of the Executive's Final Compensation. The Salary Continuance Benefit will be paid to the Executive within 30 days after the Executive's date of termination. The Salary Continuance Benefit will be made net of all required federal and state withholding taxes and similar required withholdings.

            (c) The Retirement Continuance Benefit will consist of a Pension Continuance Benefit, a SERP Continuance Benefit and a Split Dollar Life Insurance Continuance Benefit.

                    (i) The Pension  Continuance  Benefit will be the  actuarial equivalent of the additional amount payable to the Executive under the Pension Plan and the Jefferson Bankshares, Inc. Excess Benefit Plan if (A) the Executive's age were deemed to be the Executive's actual age plus two (2) years (but not in excess of age 65), (B) the Executive's years of service were the Executive's actual years of service plus two (2) years, and (C) the Executive's compensation during the two (2) deemed additional years of service was his Final Compensation. To determine the actuarial equivalent, the provisions of the Pension Plan relating to the calculation of lump sum payments will be used. The Pension Continuance Benefit will be paid to the Executive in a lump sum within 30 days after the Executive's date of termination. The Pension Continuance Benefit will be made net of all required federal and state withholding taxes and similar required withholdings.

                    (ii) The SERP  Continuance  Benefit will be the benefit,  if any, payable under the Jefferson Bankshares, Inc. Senior Officer's Supplemental Pension Plan calculated if (A) the Executive's age were deemed to be the Executive's actual age plus two (2) years (but not in excess of age 65), and (B) the Executive's years of service were the Executive's actual years of service plus two (2) years. The SERP Continuance Benefit will be paid at the times and in the forms otherwise provided in the Jefferson Bankshares, Inc. Senior Officer's Supplemental Pension Plan for payment of benefits.

                    (iii) The Split Dollar Life  Insurance  Continuance  Benefit
            will be the payment by Jefferson or an Affiliate for two (2) years after the Executive's termination of all premium payments and other costs associated with any split dollar life insurance policy, plan or program to the extent that the premium payments and other costs would have been paid by Jefferson or an Affiliate if the Executive's employment had continued for an additional two (2) years. At the end of the additional two (2) years of payments, the Executive will have any options with respect to any such policy that would otherwise have been available at the Executive's termination of employment absent the Split Dollar Life Insurance Continuance Benefit.

            (d) During the Severance Period, the Executive and his dependents will continue to be covered by all Welfare Plans in which he or his dependents were participating immediately prior to the date of his termination (the "Welfare Continuance Benefit"). Any changes to any Welfare Plan during the Severance Period will be applicable to the Executive and his dependents as if he continued to be an employee of Jefferson. Jefferson will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If such participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or Jefferson due to such participation, Jefferson will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provide for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit.

            (e) If Jefferson determines that any part of the Severance Benefit would be subject to the excise tax imposed under Code Section 4999 on "excess parachute payments," Jefferson will compute the amount that could be paid to the Executive without the imposition of the excise tax imposed by Code Section 4999 (the "Capped Amount"). The computation required under this subsection will be made by a tax counsel or nationally recognized accounting firm selected by mutual consent of Jefferson and the Executive. The fees and expenses of the tax counsel or the accounting firm will be borne by Jefferson. The calculations under this subsection will be made in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the calculations are made.

                    (i) Notwithstanding anything in this Agreement to the contrary, if the Capped Amount is greater than or equal to 97% of the Severance Benefit, then the Executive will be paid the Capped Amount in lieu of the entire Severance Benefit. To achieve such required reduction in the Severance Benefit to the Capped Amount, the Executive will determine what portion of the Severance Benefit will be reduced, eliminated or postponed, the amount of each such reduction, elimination or postponement, and the period of each such postponement. To enable the Executive to make such determination, Jefferson will provide the Executive with such information as is reasonably necessary for such determination.

                    (ii) If the Capped  Amount is less than 97% of the Severance
            Benefit, then Executive will be paid, in addition to the Severance Benefit, the sum of (x) plus (y) where:

            (x) is an amount equal to the excise tax imposed by Code Section 4999 on the Severance Benefit; and

            (y) is the amount determined under the following formula:

                   (x) times ((Tax Rate/(1-Tax Rate)).

            For purposes of this subsection, Tax Rate is the sum of (A) the highest Federal personal income tax rate under Code Section 1 applicable to income of the character of the Severance Benefit; (B) the highest state and local income tax rates for the state in which the Participant is a resident applicable to income of the character of the Severance Benefit; (C) the hospital insurance tax rate under Code Section 3111(b), and (D) the excise tax rate under Code Section 4999. Such additional amount will be payable to the Executive as soon as may be practicable after such final determination is made.

            (f) The Executive agrees that he will not discuss his employment and resignation or termination (including the terms of this Agreement) with any representatives of the media, either directly or indirectly, without the written consent and approval of Jefferson.

     Section 5.     Outplacement Services.

     If the Executive is entitled to a Severance Benefit under Section 4, the Executive will be entitled to receive complete outplacement services, including job search and interview skill services, paid by Jefferson up to a total cost of $20,000. The services will be provided by a nationally recognized outplacement organization selected by the Executive with the approval of Jefferson (which approval will not be unreasonably withheld). The services will be provided for up to two (2) years after the Executive's termination of employment.

     Section 6.     Death.

     If the Executive dies while receiving a Welfare Continuation Benefit, the Executive's spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period.

     Section 7.     No Setoff.

            (a) Payment of a Severance Benefit will be in addition to any other amounts otherwise currently payable to the Executive, including any accrued but unpaid vacation pay. No payments or benefits payable to or with respect to the Executive pursuant to this Agreement will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4(d) with respect to the Welfare Continuation Benefit, such amounts will not be reduced whether or not the Executive obtains other employment.

             (b) Nothing in this Agreement will limit or otherwise affect such rights as the Executive may have under any contract or agreement with Jefferson or its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Jefferson or its Affiliates at or subsequent to the Executive's termination of employment will be payable in accordance with such plan, policy, practice or program or contract or agreement except, except that the Severance Benefit will be reduced (but not below zero) by any payment made solely as the result of a Change of Control under any employment agreement or other compensatory agreement between the Executive and Jefferson other than an agreement that provides for accelerated vesting of any stock-based awards such as options.

     Section 8.     No Assignment of Benefit.

     No interest of the Executive or any Beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

     Section 9.     Benefits Unfunded.

     All rights under this Agreement of the Executive and Beneficiaries will at all times be entirely unfunded, and no provision will at any time be made with respect to segregating any assets of Jefferson for payment of any amounts due hereunder. The Executive and Beneficiaries will have only the rights of general unsecured creditors of Jefferson.

     Section 10.     Applicable Law.

     This Agreement will be construed and interpreted pursuant to the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules.

     Section 11.     No Employment Contract.

     Nothing contained in this Agreement will be construed to be an employment contract between the Executive and Jefferson prior to a Change of Control.

     Section 12.     Severability.

     In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.

     Section 13.     Successors.

             (a) The Agreement will be binding upon and inure to the benefit of Jefferson, the Executive and their respective heirs, representatives and successors. (b) Jefferson will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Jefferson to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Jefferson would be required to perform it if no such succession had taken place. As used in this Agreement, "Jefferson" will mean Jefferson as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     Section 14.     Litigation Expenses.

             (a) Jefferson agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the contest) by Jefferson, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by Jefferson and the Executive in accordance with rules set forth by the American Arbitration Association.

            (b) If there is any dispute between Jefferson and the Executive in the event of any termination of the Executive's employment by Jefferson or by the Executive, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Executive is not entitled to benefits under this Agreement, Jefferson will pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other Beneficiaries, as the case may be, that Jefferson would be required to pay or provide pursuant to this Agreement. Jefferson will not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

     Section 15.     Confidentiality.

             (a) The Executive will hold in a fiduciary capacity for the benefit of Jefferson all secret or confidential information, knowledge or data relating to Jefferson or any of its Affiliates and their respective businesses, which will have been obtained by the Executive during the Executive's employment by Jefferson or any Affiliate and which will not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with Jefferson, the Executive will not, without the prior written consent of Jefferson or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Jefferson and those designated by it.

             (b) In the event of a breach or threatened breach of this Section 15, the Executive agrees that Jefferson will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. If Jefferson obtains a judicial determination that the Executive has breached the terms of this Section 15, all rights of the Executive under this Agreement will terminate. Any termination of the Executive's employment will have no effect on the continuing operation of this Section 15.

     Section 16.     Amendment and Miscellaneous.

             (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and Jefferson. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

             (b) All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive to:          If to Jefferson to:

Allen T. Nelson, Jr.             Jefferson Bankshares, Inc.
3368 Camden Court                123 E. Main Street
Keswick, Virginia 22947          Charlottesville, Virginia  22902
                                 Attention: Corporate Secretary

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.



                                JEFFERSON BANKSHARES, INC.



Date:  May 6, 1997                   By  /s/ O. Kenton McCartney


Date:  May 8, 1997             /s/ Allen T. Nelson, Jr.
                                    Executive